As Filed with the Securities and Exchange Commission on February 6, 1996

                                            Registration No.   2-39729

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                               FORM S-8
                     REGISTRATION STATEMENT UNDER
                      THE SECURITIES ACT OF 1933

                 COTTON STATES LIFE INSURANCE COMPANY
          (Exact name of issuer as specified in its charter)

       Georgia                                 58-0830929
      (State of incorporation    (I.R.S. Employer Identification No.)
             jurisdiction)

             244 Perimeter Center Parkway, Atlanta, Georgia      30346
          (Address of Principal Executive Offices)        (Zip Code)


                 COTTON STATES LIFE INSURANCE COMPANY
               DIRECTORS' DISCOUNTED STOCK OPTION PLAN
                         (Full title of Plan)


                      Thomas M.  Duffy, Esquire
               Peterson Dillard Young Asselin & Powell
                Suite 1100, 230 Peachtree Street, N.W.
                        Atlanta, Georgia 30303
               (Name and address of agent for service)

                              (404) 523-3300
      (Telephone number, including area code, of agent for service)


      Approximate date of proposed sale to the public: From time to time after the effective date of the Registration Statement.

      The total number of pages in this document is 15.

                      CALCULATION OF REGISTRATION FEE

  Title of
  securities    Amount of      Proposed maximum  Proposed maximum  Amount of
  to be         shares to be   offering price    aggregate         registration
  registered    registered1    per share2        offering price2   fee2

  Cotton States
  Life Insurance
  Company Common   150,000          $9.50       $1,425,000          $491.37
  Stock

  1 This Registration Statement also covers any additional shares that hereafter may be awarded as a result of the adjustment and anti-dilution provisions of the Cotton States Life Insurance Company Directors' Discounted Stock Option Plan.

  2 In accordance with Rule 457(h), computed with respect to 150,000 shares at $9.50 per share (the average of the closing bid and asked price of such shares on February 2, 1996).

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

  Item 3. Incorporation of Certain Documents by Reference

      The following documents filed by Company with the Commission are incorporated herein by reference:

      (a) The Company's annual report on Form 10-K for the year ended December 31, 1994; and

      (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 1994.

      All documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

      Item 4. Description of Securities

      General

         The Company's authorized capital stock consists of 5,000,000 shares of common stock, $1 par value per share. The Company has outstanding
  3,395,863 shares of its common stock. The Company has reserved 500,000 shares of common stock for issuance under its Incentive Stock Option Plan of which an aggregate of 179,155 shares remain subject to issuance and 150,000 shares for issuance under its Performance Share Awards Plan. The currently outstanding shares of common stock are, and the shares of common stock registered hereunder will be upon issuance, validly issued, fully paid and non-assessable.

     Holders of shares of common stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company out of funds legally available for such purpose. Upon liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets available for distribution after payment in full of creditors. The holders of the common stock have no preemptive rights or conversion rights. The common stock is not redeemable.

     All voting rights are vested in the holders of the common stock and they are entitled to one vote per share. The holders of the common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they so choose.

     The Company's Charter requires the affirmative vote of the holders of a majority of the outstanding shares of common stock in order to approve corporate transactions such as mergers, consolidations, sales of substantially all of the property or assets of the Company, and liquidation or dissolution of the Company.

      Reports to Stockholders

     The Company furnishes its stockholders with annual reports containing audited financial statements.

      Transfer Agent

     The transfer agent for the Company's common stock is Trust Company Bank, Atlanta, Georgia.

  Item 5. Interests of Named Experts and Counsel

     Omitted; inapplicable.

  Item 6. Indemnification of Directors and Officers

     The Company's Charter and Bylaws provide that the Company shall, to the full extent permitted by Sections 14-2-850 through 14-2-859 of the Georgia Business Corporation Code, as amended from time-to-time ("Section 14-2-850"), indemnify all persons whom it may indemnify pursuant thereto. In addition, the Company's Charter eliminates personal liability of its directors to the full extent permitted by Georgia law.

     Section 14-2-850 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them) in connection with any action, suit or proceeding brought by third parties if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     The Georgia Business Corporation Code provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of directors (i) for any breach of the director's duty or loyalty to the corporation or its stockholders, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent misconduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

  Item 7. Exemption from Registration Claimed

     Omitted; inapplicable.

  Item 8. Exhibits

     The following exhibits are filed as part of this Registration
  Statement:

       Exhibit
       Number

            3     Charter and By-Laws*.
          23   Opinion of Peterson Dillard Young Asselin & Powell.
          10  The Company's Directors' Discounted Stock Option Plan.
          23  Consent of KPMG Peat Marwick LLP.
          24   Power of Attorney
       *Incorporated by reference from Annual Report on Form 10-K for the year ended December 31, 1994 as filed with the SEC.

    Item 9. Undertakings

       (a)  Rule 415 Offering

       The undersigned Company hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

       (b) Filings incorporating subsequent Exchange Act documents by reference.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the
    Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c)  Registration Statement on Form S-8

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES


    The Company

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 6th day of February, 1996.

                               COTTON STATES LIFE INSURANCE COMPANY
                           By:
                               William Wylie Gaston, III, Chairman
                           By:
                               John Ridley Howard, President and Chief
                               Executive Officer
                           By:
                               Gary Warrington Meader, Treasurer, Chief
                               Financial Officer, and Chief Accounting
                               Officer